UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

ISLE OF CAPRI CASINOS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Emerson Road, Suite 300, St. Louis, Missouri (Address of principal executive offices)	63141 (Zip Code)

(314) 813-9200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2007, Isle of Capri Casinos, Inc. (the “Company”) announced that Virginia McDowell has been named the Company's President and Chief Operating Officer, effective July 30, 2007, and that James B. Perry has been elected as a member of the Company's Board of Directors. Mr. Perry's appointment to the Board is effective as of July 16, 2007, while Ms. McDowell is expected to assume her new position on July 30, 2007. Both appointments are subject to regulatory approval. A copy of the press release announcing the appointments is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

Ms. McDowell, age 49, served as Executive Vice President and Chief Information Officer of Trump Entertainment Resorts, Inc. from October 2005 until June 2007. Prior to joining Trump Entertainment Resorts, Ms. McDowell spent eight years at Argosy Gaming Company in Alton, Illinois, joining the company as Vice President of Sales and Marketing, and ultimately holding the position of Senior Vice President of Operations. She began her gaming career in Atlantic City, holding a variety of executive positions over a 16-year time period.

A copy of the Company's employment agreement between Ms. McDowell and the Company dated July 16, 2007 (the "Employment Agreement"), which becomes effective July 30, 2007 and which describe the terms of Ms. McDowell's employment with the Company, is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by this reference. The following is a summary of Ms. McDowell's compensation, as provided in the Employment Agreement:

•	Base salary of $650,000 per year;

•
Eligibility to receive an annual cash bonus beginning in fiscal 2008 based on the achievement of performance targets set by the Compensation Committee of the Board of Directors of the Company, provided that Ms. McDowell shall receive a minimum annual bonus equal to at least 60% of her base salary if she meets the minimum targets.

•	An initial stock option grant of 250,000 shares, vesting 20% per year on the first, second, third, fourth and fifth anniversary of the grant date.

•
Eligibility to participate in the Company’s 2000 Long-Term Stock Incentive Plan and other stock option plans, if any, established by the Company, to the extent that similarly situated executives of the Company participate in such plans.

•	Reimbursement for reasonable and necessary out-of-pocket in connection with the performance of her duties.

•	Eligibility to participate in the Company's benefit plans or programs as are or may be made generally available to employees of the Company and those made available to officers of the Company.

Mr. Perry, age 57, has nearly 30 years of experience leading major gaming operations and companies in regional and destination markets. Mr. Perry most recently served, from July 2005 until June 2007, as the President, Chief Executive Officer and a member of the Board of Directors of Trump Entertainment Resorts, Inc. where he oversaw the renovation and expansion of the company's three Atlantic City properties.

Mr. Perry has not been named to any Board committees as of the date of this filing. There is no arrangement or understanding between Mr. Perry and any other persons or entities pursuant to which Mr. Perry was appointed as a director. Upon his appointment to the Board, Mr. Perry became entitled to a prorated portion of the non-employees directors’ compensation, as disclosed in the Company’s proxy statement dated August 28, 2006 relating to the Annual Shareholders’ Meeting held on October 26, 2006. Mr. Perry also received, upon his appointment to the Board, 10,000 options to purchase the Company’s common stock, 50% of which vested immediately and the remaining 50% of which will vest on the first anniversary of the grant. In addition, Mr. Perry will be reimbursed for travel and other expenses incurred in connection with attending board meetings and meetings with management that they may be required to attend.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated July 16, 2007
99.1	Press Release dated July 16, 2007

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.
Date: July 19, 2007	By:	/s/DONN R. MITCHELL, II
	Name:	Donn R. Mitchell, II
	Title:	Senior Vice President and Chief Financial Officer